EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-41567 on Form S-8, filed on December 5, 1997, Registration Statement No. 333-98051 on Form S-8, filed on August 14, 2002, and Registration Statement No. 333-112299 on Form S-3, filed on January 29, 2004, of Prolong International Corporation (the “Company”) of our report dated February 11, 2004, except for Note 3, as to which the date is April 7, 2004, which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s restatement of its 2002 and 2001 consolidated financial statements, appearing in the Annual Report on Form 10-K of Prolong International Corporation for the year ended December 31, 2003.

/s/    HASKELL & WHITE LLP

HASKELL & WHITE LLP

Irvine, California

April 13, 2004